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                                                                     EXHIBIT 5.1

              Leonard, Street and Deinard Professional Association
                             150 South Fifth Street
                                   Suite 2300
                          Minneapolis, Minnesota 55402



July 12, 2001



Stockwalk Group, Inc.
5500 Wayzata Boulevard, Suite 800
Minneapolis, MN 55416

Re: Opinion of Counsel as to Legality of 1,284,400 Shares of Common Stock to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

         This opinion is furnished to you in connection with the registration under the Securities Act of 1933, as amended, on Form S-3 of 1,284,400 shares of common stock, $.04 par value per share, of Stockwalk Group, Inc. (the "Company") being offered by various selling shareholders.

         As counsel for the Company, we advise you that in our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, the 1,284,400 shares of common stock issued by the Company pursuant to the conversion of previously outstanding promissory notes and then sold by various selling shareholders are validly issued and lawfully outstanding, fully paid and nonassessable shares of common stock of the Company.

We also consent to the filing of this opinion as an exhibit to the Registration Statement with respect to the aforementioned shares of common stock under the Securities Act of 1933, as amended. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required.


Very truly yours,

LEONARD, STREET AND DEINARD
PROFESSIONAL ASSOCIATION


/s/ Albert A. Woodward
-----------------------------
Albert A. Woodward



                                  Exhibit 5.1-1